Exhibit 23(d)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 33-61189 of System Energy Resources, Inc. on Form S-3 of our reports dated February 11, 1994 (November 30, 1994 as to Note 2, "Rate and Regulatory Matters - FERC Settlement"), appearing in System Energy Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994 and to the reference to us under the heading "Experts and Legality" in the Prospectus, which is part of this Registration Statement.

/s/Deliotte & Touche LLP
DELOITTE & TOUCHE LLP
New Orleans, Louisiana
September 18, 1995